Exhibit 99
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, entered into this 1st day of December, 2007, by and between AmSurg Corp., a Tennessee corporation with its principal place of business at 20 Burton Hills Boulevard, Nashville, Tennessee 37215 (“Company”) and Billie Payne (“Officer”).
W I T N E S S E T H :
     1. EMPLOYMENT. The Company employs Officer and Officer hereby accepts employment under the terms and conditions hereinafter set forth.
     2. DUTIES. Officer is engaged as Senior Vice President, Operations of the Company. Her powers and duties in that capacity shall be those normally associated with the position of Senior Vice President, Operations. During the term of this Agreement, Officer shall also serve without additional compensation in such other offices of the Company to which she may be elected or appointed by the Board of Directors.
     3. TERM. Subject to provisions of termination as hereinafter provided, the initial term of Officer’s employment under this Agreement shall begin on December 1, 2007, and shall terminate on December 31, 2008. This Agreement may be extended for successive one (1) year periods on the same terms and conditions as are set forth herein by mutual agreement of the parties.
     If the Company elects not to extend Officer’s employment under this Agreement, it shall do so by notifying Officer in writing not less than thirty (30) days prior to the applicable December 31st of this Agreement. If the Company does not elect to extend Officer’s employment under this Agreement other than for cause, Officer will receive a separation payment equivalent to 12 months of her then current base salary to be paid as of the last date of Officer’s employment.
     4. COMPENSATION. For all duties rendered by Officer, the Company shall pay Officer a minimum salary of $275,000.00 per year, payable in equal installments at the Company’s regular payroll periods. In addition thereto, each year beginning January 1, 2009, Officer’s compensation will be reviewed by the Board of Directors of the Company, or the Compensation Committee thereof, and after taking into consideration performance and any other factors deemed relevant, the Committee may increase Officer’s compensation. In the event the Company establishes a bonus plan for compensating executive or managerial employees, Officer may participate in such a plan, provided that any bonuses paid under such plan shall be in addition to the compensation provided for in this Agreement. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.
     5. EXTENT OF SERVICE. Officer shall devote substantially her entire time, attention and energies to the business of the Company and shall not during the term of this Agreement take an active role in any other business activity without the prior written consent of the Company; but this shall not prevent Officer from making real estate or other investments of a passive nature.
     6. DISABILITY. In the case of illness or incapacity resulting in Officer being unable to perform her services, the Company shall provide through insurance or on its own account coverage for Officer that will provide payment of full salary and benefits for twelve (12) months. For the period beyond twelve (12) months, the Company shall provide such coverage to Officer as is then available to Officer in accordance with Company policy. To the extent that payments are received from Worker’s Compensation or other Company paid plans, the Company’s obligations will be reduced by amounts so received. Notwithstanding the foregoing, Executive will be entitled to a payment under this paragraph 6 only (A) upon Executive’s separation from service with the Company, or (B) if Executive, prior to an actual separation from service, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
     7. TERMINATION FOR CAUSE. For the purposes of this Agreement, the Company shall have “cause” upon (i) a felony conviction of Officer or the failure of Officer to contest prosecution for a felony, (ii) conviction of a crime involving moral turpitude, (iii) willful misconduct or gross negligence by Officer in the performance of her duties as an officer; or (iv) Officer’s continued failure to perform to the satisfaction of the Board of Directors, provided Officer has received written notice of unsatisfactory performance at least sixty (60) days prior to termination. For purposes of this Section 7, “willful” and “gross negligence” shall be determined by the Board of Directors of the Company. In making such determination, the Board of Directors of the Company shall not act unreasonably or arbitrarily.
     8. TERMINATION WITHOUT CAUSE. Officer’s employment under this Agreement may be terminated (i) by the Company at any time without cause and (ii) at any time within twelve (12) months following the occurrence of a Change In Control (as defined in Section 17 herein) by Officer for Good Reason (as defined in Section 17 herein) provided:
     The Company shall pay Officer one year’s base salary, payable in twelve (12) monthly installments following the date of termination of employment, based upon the annual base rate payable as of the date of termination, subject to the following:
(a)	Officer shall continue to be covered under health and life insurance plans of the Company for one (1) year. Officer’s benefits shall be reduced, however, by any such coverage that Officer receives incident to any employment during said one-year period.

(b)	Unless termination of employment occurs in connection with a change of control, Officer shall be required to execute a General Release of claims as to Company in order to receive any severance payments under this Agreement.

(c)	Amounts payable by the Company shall be offset and reduced by any amount earned by Officer in any active employment that she may receive during said one-year period from any other source whatsoever, except said sums shall not include income from dividends, investments or passive income. As a condition for Officer receiving her compensation from the Company, she agrees to furnish the Company annually with full information regarding such other employment and to permit inspection of her records at any such employment and copy of her Federal income tax returns.

(d)	The Company shall receive credit for social security insurance or like amounts received by Officer.

(e)	The payments will cease upon death of Officer regardless of term remaining.
     9. RESTRICTIVE COVENANTS.
(a)	Confidential Information. Officer agrees not to disclose, either during the time she is employed by the Company or following the termination of her employment by the Company, any confidential information concerning the Company, including, but not limited to, business plans, customer lists, contract terms, financial costs, sales data, or business opportunities whether for existing, new or developing businesses.

(b)	Non-Compete. Upon voluntary termination of Officer’s employment, upon termination of Officer’s employment by the Company for cause, or upon termination of Officer’s employment without cause, Officer agrees not to own, finance, operate, manage, design, build, solicit prospects for or otherwise enter into or engage in any phase of the ambulatory surgery business or any other business conducted by the Company in any state in which the Company is conducting business on the date of termination of Officer’s employment with the Company, either as an individual for Officer’s own account, as a partner or joint venturer, or as an employee, agent, officer, director, consultant, owner or otherwise for a period of one (1) year following the date of Officer’s termination of employment with the Company.

(c)	Non-Solicitation. For a one-year period from the date of Officer’s termination of employment with the Company whether voluntary or involuntary, Officer agrees not to:
(i)	directly or indirectly solicit ambulatory surgery business or any other business of the sort being conducted by the Company as of the date of the termination or expiration of Officer’s employment from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of Officer’s termination, or from which the Officer knew or had reason to know that the Company was going to solicit business at the time of Officer’s termination;

(ii)	directly or indirectly solicit employees of the Company to leave their employment with Company.
(d)	Enforcement. Officer and the Company acknowledge and agree that any of the covenants contained in this Section 9 may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude Company from other remedies which may be available to it. Company shall be entitled to recover its attorneys’ fees and costs incurred in any litigation brought pursuant to this Agreement.
(e)	Termination. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 9 shall not terminate upon Officer’s termination of employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.
     10. VACATION. During each year of this Agreement, Officer shall be entitled to vacation in accordance with Company policy in effect from time to time.
     11. BENEFITS. In addition to the benefits specifically provided for herein, Officer shall be entitled to participate in all benefit plans maintained by the Company for employees generally according to the terms of such plans.
     12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to Officer’s residence in the case of Officer, or to its principal office in the case of the Company.
     13. WAIVER OF BREACH. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

     14. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Officer acknowledges that the services to be rendered by her are unique and personal, and the Officer may not assign any of her rights or delegate any of her duties or obligations under this Agreement.
     15. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be governed by the laws of the State of Tennessee, and any litigation brought by either party must be filed in Davidson County, Tennessee.
     16. HEADINGS. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     17. DEFINITIONS. For purposes of this Agreement the following definitions shall apply:
a.	“Change in Control” shall mean the occurrence of any of the following:
(i)	the acquisition of at least a majority of the outstanding shares of Common Stock (or securities convertible into Common Stock) of the Company by any person, entity or group (as used in Section 13(d)(3) and Rule 13d-5(b)(1) under the Exchange Act);

(ii)	the merger or consolidation of the Company with or into another corporation or other entity, or any share exchange or similar transaction involving the Company and another corporation or other entity, if as a result of such merger, consolidation, share exchange or other transaction, the persons who owned at least a majority of the Common Stock of the Company prior to the consummation of such transaction do not own at least a majority of the Common Stock of the surviving entity after the consummation of such transaction;

(iii)	the sale of all, or substantially all, of the assets of the Company; or

(iv)	any change in the composition of the Board of Directors of the Company, such that persons who at the beginning of any period of up to two years constituted at least a majority of the Board of Directors of the Company, or persons whose nomination was approved by such majority, cease to constitute at least a majority of the Board of Directors of the Company at the end of such period.

b.	“Company” shall mean AmSurg Corp., any successor entity or their successors or assigns.

c.	“Good Reason” shall exist if within twelve (12) after the occurrence of a Change of Control:
(v)	there is a significant change in the nature or the scope of Officer’s authority and responsibilities;

(vi)	there is a reduction in Officer’s rate of base salary or (for reasons other than Company performance or stock price) overall compensation; or

(vii)	The Company changes the principal location in which Officer is required to perform services outside a fifty mile radius of such location without Officer’s consent.
     18. DELAY OF PAYMENTS. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Officer’s employment with the Company terminates or at such other time that the Company determines to be relevant, Officer is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Officer pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of Officer’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Section 18 shall be made in a lump sum on the first day of the seventh month following Officer’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.
     19. DEEMED RESIGNATION. In the event Officer’s employment under this Agreement is terminated for any reason, unless otherwise determined by the Board of Directors of the Company, Officer shall be deemed, without any further action on the part of Officer, to have automatically resigned as a director of the Company and as an officer and director, if applicable, of all subsidiaries of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

/s/ Billie A. Payne

AMSURG CORP.
By:	/s/ Christopher A. Holden
	Name:	Christopher A Holden
	Title:	Chief Executive Officer